Exhibit 8.1
June 23, 2009
Duoyuan Global Water Inc.
No. 3 Jinyuan Road
Daxing Industrial Development Zone
Beijing, 102600, Peoples Republic of China
Ladies and Gentlemen:
     We are acting as counsel to Duoyuan Global Water Inc. (the “Company”) in connection with its Registration Statement on Form F-1 originally filed with the Securities and Exchange Commission on June 1, 2009, as amended to date (the “Registration Statement”), relating to the offering of American Depositary Shares (the “ADSs”) each of which represents a certain number of ordinary shares, par value $0.000033 per share, of the Company (the “shares”) as set forth in the prospectus dated June 1, 2009 (the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. §229.601(b)(8), in connection with the Registration Statement. Capitalized terms used in this letter and not otherwise defined herein shall have the meanings set forth in the Prospectus.
     This opinion letter is based as to matters of law solely on the Internal Revenue Code of 1986, as amended, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof (collectively, “federal income tax laws”). These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinion. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinion set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.
     In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion. In our review, we have assumed that all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to

Duoyuan Global Water Inc.
June 11, 2009

authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Prospectus. We consequently have relied upon representations and information presented in such documents.
     Based upon and subject to the foregoing, and subject to the qualifications stated therein, the discussion set forth in the Prospectus under the heading “Taxation—U.S. Federal Income Taxation” constitutes our opinion of the material U.S. federal income tax law consequences of purchasing, owning and disposing of the shares and the ADSs.
     We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement. This opinion letter has been prepared for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to, any other governmental agency or other person or entity without the prior written consent of this firm.
     We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Hogan & Hartson LLP
HOGAN & HARTSON LLP